Exhibit 5.1

K e n n e t h I. D e n o s, P. C.

11650 South State Street, Suite 240

Draper, Utah 84020

(801) 816-2511

Fax: (801) 816-2599

kdenos@denoslaw.com

March 15, 2013

Board of Directors

Fuelstream, Inc.

510 Shotgun Road, Suite 110

Sunrise, Florida 33325

Re:	Opinion and Consent of Counsel with respect to Registration Statement on Form S-1

TO WHOM IT MAY CONCERN:

You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of Fuelstream, Inc. (the “Company”) pursuant to the filing of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission.

The proposed registration statement relates to the registration of certain shares of common stock of the Company issued to the selling stockholders, and issuable from the conversion of the debentures (collectively, the “Shares”), as more fully described in the Registration Statement. It is our opinion that the Shares of common stock have been, or in the case of the debentures, will be, issued, duly authorized, validly issued, fully paid and non-assessable shares of common stock of the Company in accordance with the General Corporation Law of the State of Delaware, other relevant statutory provisions, all applicable provisions of the Delaware Constitution, and reported decisions interpreting those laws.

We hereby consent to be named as counsel for Fuelstream in the registration statement included therein.

Sincerely yours,

KENNETH I. DENOS, P.C.

/s/ Kenneth I. Denos_________

Kenneth I. Denos

President